                                                                                   Exhibit 99.1
 News Release

Cenveo Announces Third Quarter 2007 Results

3rd Quarter EPS of $0.06 per diluted share
3rd Quarter Non-GAAP EPS of $0.37 per diluted share, up 37% from prior year
3rd Quarter Adjusted EBITDA of $70.7 million, up 72% from prior year
Integration of acquisitions on schedule

STAMFORD, CT – (November 7, 2007)– Cenveo, Inc. (NYSE: CVO) today announced its results for the three and nine months ended September 30, 2007.

For the third quarter of 2007, the Company reported net income of $3.0 million, or $0.06 per diluted share, as compared to net income of $11.6 million, or $0.21 per diluted share, in 2006.  The third quarter 2007 results included a loss from discontinued operations of $0.8 million, as compared to income from discontinued operations of $2.3 million in the same period of 2006.  Third quarter 2007 results also included restructuring and impairment charges of $20.3 million, as compared to restructuring and impairment charges of $4.7 million in the same period of 2006.  The restructuring and impairment charges in the third quarter of 2007 primarily relate to the closure of certain businesses that were contemplated as a part of our recent acquisition activity.  Net sales for the quarter increased approximately 43% to $551 million from $384 million in the same period of 2006, primarily due to the acquisitions of Printegra, Cadmus, ColorGraphics, and Commercial Envelope that we completed in 2007.

Non-GAAP income from continuing operations totaled $20.4 million, or $0.37 per diluted share, in the third quarter of 2007, as compared to $14.9 million, or $0.27 per diluted share, in the third quarter of 2006.  Non-GAAP income from continuing operations excludes integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, loss on early extinguishment of debt, and income tax (expense) benefit.  A reconciliation of income from continuing operations to non-GAAP income from continuing operations and the related per share data is presented in the attached tables.

Operating income totaled $30.0 million in the third quarter of 2007, as compared to $25.0 million in the third quarter of 2006.  Non-GAAP operating income in the third quarter of 2007 was $50.8 million, which produced a 9.2% margin, reflecting the continued benefits of our cost savings, restructuring and integration plans and productivity efforts.  Non-GAAP operating income excludes integration costs and restructuring and impairment charges.  A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA in the third quarter of 2007 was $70.7 million, as compared to $41.0 million in the same period last year, an increase of approximately 72%.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations.  An explanation of the Company’s use of Adjusted EBITDA is detailed below, and a reconciliation of net income to Adjusted EBITDA is presented in the attached tables.

For the first nine months of 2007, the Company reported net income of $24.5 million, or $0.45 per diluted share, as compared to net income of $90.7 million, or $1.70 per diluted share, in the first nine months of 2006.  The results for the first nine months of 2007 included income from discontinued operations of $15.1 million, as compared to income from discontinued operations of $136.1 million in the same period of 2006, primarily relating to our sale of Supremex.  The first nine months of 2007 results included restructuring and impairment charges of $32.1 million, as compared to restructuring and impairment charges of $35.4 million in the same period of 2006.  Net sales for the first nine months of 2007 increased approximately 30% to $1.46 billion from $1.13 billion in 2006, primarily due to the acquisitions of Cadmus and Printegra, which both closed in the first quarter of 2007, and ColorGraphics and Commercial Envelope, which both closed in the third quarter of 2007.

Non-GAAP income from continuing operations for the first nine months of 2007 totaled $46.7 million, or $0.85 per diluted share, as compared to $28.3 million, or $0.52 per diluted share, in the first nine months of 2006.  Non-GAAP income from continuing operations excludes integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses and loss on early extinguishment of debt.  A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations and the related per share data is presented in the attached tables.

Operating income was $88.3 million for the first nine months of 2007, as compared to $40.6 million during the same period in 2006.  Non-GAAP operating income in the first nine months of 2007 was $121.4 million, which produced an 8.3% margin, reflecting the continued benefits of our cost savings, restructuring and integration plans.  Non-GAAP operating income excludes integration costs and restructuring and impairment charges.  A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

Adjusted EBITDA for the first nine months of 2007 was $172.9 million, as compared to $111.2 million in the same period last year, an increase of 55%.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration costs, restructuring and impairment charges, (gain) loss on sale of non-strategic businesses, divested operations EBITDA, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income (loss) to Adjusted EBITDA is presented in the attached tables.

Robert G. Burton, Chairman and Chief Executive Officer stated:
“Cenveo delivered another outstanding performance during the third quarter.  These strong results were driven by a combination of solid performance across our business units, a strong focus on costs, and the benefits from the integration efforts for our recent acquisitions.  These efforts combined with a strengthened focus on productivity and efficiency efforts allowed us to increase our non-GAAP operating margin to 9.2% during the quarter, well ahead of last year’s 7.7%, and deliver almost $71 million in adjusted EBITDA.  I am very pleased with our strong generation of cash from continuing operations of over $21.3 million during the quarter and $60.0 million during the first nine months, representing a $76.5 million year to date improvement compared to 2006.  I believe that these results demonstrate the Company’s strategy is working by delivering strong financial performance, strong cash flow and giving Cenveo the ability to invest in growth opportunities to increase shareholder value.”

Robert G. Burton, Chairman and Chief Executive Officer continued:
“We have worked hard in the third quarter integrating our two most recent acquisitions and focusing on improving our core operations.  The integration of the acquisitions has allowed us to take swift and aggressive actions designed to drive incremental improvements to our platform by focusing on consolidating overlapping facilities, and eliminating duplicate headcount and systems.  We have streamlined our operations and are now offering our customers the benefits of our expanded business platform.  We are doing this while improving our cost structure, expanding our sales initiatives, increasing productivity and reducing waste.  I am very pleased with the progress of the integration efforts to date for the four acquisitions we completed this year, and I am convinced that we are well positioned for the future.”

Mr. Burton concluded:
“As we enter the fourth quarter and look to finish 2007 on a positive note, I can assure you that we are extremely focused on delivering our fourth quarter and full year financial commitments.  We will continue to focus on delivering strong free cash flow and using these funds to service our debt and invest in the future growth of our business through capital expenditures and strategic acquisitions.  I am also pleased with the sales momentum that we are seeing in the marketplace.  We believe we are becoming the printer of choice in the markets we serve.  I am very pleased with our third quarter results, the fourth quarter looks promising, and I will communicate our revised guidance on the call tomorrow.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday November 8, 2007, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$550,601	$383,868	$1,462,275	$1,127,049
Cost of sales	433,774	307,013	1,166,483	901,233
Selling, general and administrative	63,650	45,703	168,173	145,874
Amortization of intangible assets	2,819	1,422	7,245	3,984
Restructuring and impairment charges	20,312	4,702	32,094	35,390
Operating income	30,046	25,028	88,280	40,568
(Gain) loss on sale of non-strategic businesses	(189)	—	(189)	1,849
Interest expense, net	25,283	13,939	63,091	47,013
Loss on early extinguishment of debt	51	—	9,256	32,744
Other expense (income) net	899	102	2,068	(382)
Income (loss) from continuing operations before income taxes	4,002	10,987	14,054	(40,656)
Income tax expense	160	1,697	4,698	4,704
Income (loss) from continuing operations	3,842	9,290	9,356	(45,360)
Income (loss) from discontinued operations, net of taxes	(810)	2,326	15,142	136,083
Net income	$3,032	$11,616	$24,498	$90,723
Income (loss) per share - basic:
Continuing operations	$0.07	$0.18	$0.18	$(0.85)
Discontinued operations	(0.01)	0.04	0.28	2.55
Net income	$0.06	$0.22	$0.46	$1.70
Income (loss) per share—diluted:
Continuing operations	$0.07	$0.17	$0.17	$(0.85)
Discontinued operations	(0.01)	0.04	0.28	2.55
Net income	$0.06	$0.21	$0.45	$1.70
Weighted average shares:
Basic	53,572	53,342	53,545	53,237
Diluted	54,531	54,189	54,614	53,237

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Income (loss) from continuing operations	$3,842	$9,290	$9,356	$(45,360)
Integration costs	462	—	1,039	—
Restructuring and impairment charges	20,312	4,702	32,094	35,390
(Gain) loss on sale of non-strategic businesses	(189)	—	(189)	1,849
Loss on early extinguishment of debt	51	—	9,256	32,744
Income tax (expense) benefit	(4,041)	860	(4,893)	3,694
Non-GAAP income from continuing operations	$20,437	$14,852	$46,663	$28,317

Income (loss) per share – diluted:
Continuing operations	$0.07	$0.17	$0.17	$(0.84)
Integration costs	0.01	—	0.02	—
Restructuring and impairment charges	0.37	0.09	0.58	0.65
(Gain) loss on sale of non-strategic businesses	—	—	—	0.03
Loss on early extinguishment of debt	—	—	0.17	0.61
Income tax (expense) benefit	(0.08)	0.01	(0.09)	0.07
Non-GAAP continuing operations	$0.37	$0.27	$0.85	$0.52

Weighted average shares—diluted	54,531	54,189	54,614	53,993

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating income	$30,046	$25,028	$88,280	$40,568
Integration costs	462	—	1,039	—
Restructuring and impairment charges	20,312	4,702	32,094	35,390
Non-GAAP operating income	$50,820	$29,730	$121,413	$75,958

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net Income (loss)	$3,032	$11,616	$24,498	$90,723
Interest expense	25,283	13,939	63,091	47,013
Income taxes	160	1,697	4,698	4,704
Depreciation	15,384	8,610	39,182	26,503
Amortization of intangible assets	2,819	1,422	7,245	3,984
Integration costs	462	—	1,039	—
Restructuring and impairment charges	20,312	4,702	32,094	35,390
(Gain) loss on sale of non-strategic businesses	(189)	—	(189)	1,849
Divested operations EBITDA	—	(68)	—	1,053
Loss on early extinguishment of debt	51	—	9,256	32,744
Stock-based compensation provision	2,534	1,412	7,166	3,363
Income (loss) from discontinued operations, net of taxes	810	(2,326)	(15,142)	(136,083)

Adjusted EBITDA, as defined	$70,658	$41,004	$172,938	$111,243

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands) (Unaudited)
	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$11,712	$10,558
Accounts receivable, net	345,858	230,098
Inventories	175,329	92,406
Assets held for sale	4,278	51,966
Prepaid and other current assets	48,384	41,413
Total current assets	585,561	426,441
Property, plant and equipment, net	438,270	251,103
Goodwill	685,173	258,136
Other intangible assets, net	273,790	31,985
Other assets, net	42,993	34,285
Total assets	$2,025,787	$1,001,950
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,937	$7,513
Accounts payable	169,846	116,067
Accrued compensation and related liabilities	58,603	40,242
Other current liabilities	88,054	63,609
Total current liabilities	334,440	227,431
Long-term debt	1,447,472	667,782
Deferred income taxes	59,193	4,356
Other liabilities	97,208	40,640
Shareholders’ equity:
Preferred stock	—	—
Common stock	538	535
Paid-in capital	251,055	244,894
Retained deficit	(161,938)	(186,436)
Accumulated other comprehensive income (loss)	(2,181)	2,748
Total shareholders’ equity	87,474	61,741
Total liabilities and shareholders’ equity	$2,025,787	$1,001,950

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$24,498	$90,723
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of discontinued operations, net of taxes	(15,962)	(126,353)
(Income) loss from discontinued operations, net of taxes	820	(9,730)
Depreciation and amortization, excluding non-cash interest expense	46,427	30,487
Non-cash interest expense, net	1,044	1,353
Loss on early extinguishment of debt	9,256	32,744
Stock-based compensation provision	7,166	3,363
Non-cash restructuring and impairment charges	17,153	6,244
Deferred income taxes	4,082	—
(Gain) loss on sale of non-strategic businesses	(189)	1,849
Other non-cash charges, net	5,817	2,959
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(5,542)	4,416
Inventories	(16,845)	(2,006)
Accounts payable and accrued compensation and related liabilities	(2,276)	(35,576)
Other working capital changes	(10,502)	(11,181)
Other, net	(4,941)	(5,832)
Net cash provided by (used in) continuing operating activities	60,006	(16,540)
Net cash provided by discontinued operating activities	1,394	6,424
Net cash provided by (used in) operating activities	61,400	(10,116)
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(627,116)	(49,425)
Capital expenditures	(25,181)	(15,744)
Acquisition payments	(3,653)	(4,653)
Proceeds from sale of property, plant and equipment	4,851	6,025
Proceeds from divestitures, net	226	1,575
Net cash used in investing activities of continuing operations	(650,873)	(62,222)
Proceeds from the sale of discontinued operations	73,628	211,529
Capital expenditures for discontinued operations	—	(632)
Net cash provided by investing activities of discontinued operations	73,628	210,897
Net cash (used in) provided by investing activities	(577,245)	148,675
Cash flows from financing activities:
Proceeds from issuance of Term Loans	720,000	325,000
Proceeds from Unsecured Loan	175,000	—
Borrowings under revolving credit facility, net	92,500	40,000
Proceeds from exercise of stock options	300	1,860
Repayment of Term Loan B	(324,188)	—
Repayment of Cadmus revolving senior bank credit facility	(70,100)	—
Repayment of 8⅜% Senior Subordinated Notes	(20,880)	—
Repayment of 9⅝% Senior Notes	(10,498)	(339,502)
Repayment of Term Loans	(3,100)	—
Repayments of senior secured revolving credit facility	—	(123,931)
Repayments of other long-term debt	(26,962)	(12,265)
Payment of refinancing fees, redemption premiums and expenses	(8,045)	(26,142)
Payment of debt issuance costs	(5,906)	(3,770)
Purchase and retirement of common stock upon vesting of RSUs	(1,302)	—
Net cash provided by (used in) financing activities	516,819	(138,750)
Effect of exchange rate changes on cash and cash equivalents of continuing operations	180	(2)
Net increase (decrease) in cash and cash equivalents	1,154	(193)
Cash and cash equivalents at beginning of year	10,558	1,035
Cash and cash equivalents at end of quarter	$11,712	$842

###

In addition to results presented in accordance with generally accepted accounting principles in the U.S.  (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations and non-GAAP operating income.  These non-GAAP financial measures are defined above, and should be read in conjunction with GAAP financial measures.   These non-GAAP financial measures are not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations and non-GAAP operating income along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

###

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.   With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

___________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.